Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company
Elizabeth M. Cook Director of Investor Relations (804) 780-3000

JAMES RIVER COAL COMPANY CLOSES $172.50 MILLION CONVERTIBLE SENIOR NOTES OFFERING

RICHMOND, VA., November 20, 2009 - James River Coal Company (NASDAQ: JRCC), announced today the closing of its previously disclosed offering of $150 million principal amount of 4.50% convertible senior notes due 2015 (the “Notes”), and an additional $22.50 million principal amount of Notes in connection with the exercise by the initial purchasers of their over-allotment option on November 17, 2009.  The Notes were sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

Interest on the Notes will be paid semiannually at a rate of 4.50% per year.  The Notes will be convertible under certain circumstances and during certain periods at an initial conversion rate of 38.7913 shares of James River’s common stock per $1,000 principal amount of Notes.  This represents an initial conversion price of approximately $25.78 per share of James River common stock, which is equal to an approximately 30% conversion premium over the $19.83 closing price of James River’s common stock on the NASDAQ Global Select Market on November 12, 2009.

Net proceeds from the sale of the Notes, including proceeds from the exercise in full by the initial purchasers of their over-allotment option, are approximately $166.8 million (after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by James River).  James River intends to use approximately $58.5 million of the net proceeds in connection with the termination of its letter of credit facility, and the remainder for working capital and general corporate purposes, which may include acquiring or investing in businesses or other assets or repayment of outstanding debt.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities.  The Notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to diversity our operations; failure to exploit additional coal reserves; the risk that reserve estimates are inaccurate; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; our dependency on one railroad for transportation of a large percentage of our products; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; our compliance with debt covenants; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.